Exhibit 99.1

News Release

LOCKHEED MARTIN REPORTS THIRD QUARTER 2014 RESULTS

•	Net sales decreased 2 percent to $11.1 billion
•	Net earnings from continuing operations increased 5 percent to $888 million, or $2.76 per diluted share
•	Generated cash from operations of $990 million
•	Increased quarterly dividend rate 13 percent to $1.50 per share
•	Updates 2014 outlook and provides trend information for 2015

BETHESDA, Md., Oct. 21, 2014 – Lockheed Martin Corporation [NYSE: LMT] today reported third quarter 2014 net sales of $11.1 billion compared to $11.3 billion in the third quarter of 2013. Net earnings from continuing operations in the third quarter of 2014 were $888 million, or $2.76 per diluted share, compared to $842 million, or $2.57 per diluted share, in the third quarter of 2013. Cash from operations in the third quarter of 2014 was $990 million, compared to $900 million in the third quarter of 2013.

Third quarter 2014 net earnings include FAS/CAS pension income of $84 million, which increased net earnings by $52 million, or $0.16 per diluted share. FAS/CAS pension income reflects an approximate $55 million reduction in CAS pension costs due to the enactment of The Highway and Transportation Funding Act of 2014 (HATFA), which lowered earnings by $35 million, or $0.11 per diluted share. Third quarter 2013 net earnings include FAS/CAS pension expense of $121 million, which reduced net earnings by $75 million, or $0.23 per diluted share.

“Although we continue to face global economic challenges, our program and operational performance this quarter resulted in increased earnings per share and strong cash generation,” said Chairman, President and CEO Marillyn Hewson. “As we look ahead to 2015, we will remain focused on delivering for our customers, returning value to our shareholders, advancing our technologies and investing in our people.”

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Summary Financial Results

The following table presents the Corporation’s summary financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP).

(in millions, except per share data)	Quarters Ended		Nine Months Ended
	Sept. 28, 2014	Sept. 29, 2013	Sept. 28, 2014	Sept. 29, 2013
Net sales	$11,114	$11,347	$33,070	$33,825

Business segment operating profit	$1,346	$1,455	$4,181	$4,331
Unallocated, net
FAS/CAS pension income (expense)[1]	84	(121)	255	(362)
Other, net	(38)	(80)	(186)	(298)
Total unallocated, net	46	(201)	69	(660)
Consolidated operating profit	$1,392	$1,254	$4,250	$3,671

Net earnings from
Continuing operations	$888	$842	$2,710	$2,462
Discontinued operations[2]	–	31	–	31
Net earnings	$888	$873	$2,710	$2,493

Diluted earnings per share from
Continuing operations	$2.76	$2.57	$8.39	$7.54
Discontinued operations[2]	–	0.09	–	0.09
Diluted earnings per share	$2.76	$2.66	$8.39	$7.63

Cash from operations[3]	$990	$900	$4,067	$3,608

1   FAS/CAS pension income reflects both lower FAS pension expense and CAS pension costs for the third quarter of 2014 compared to the same period in 2013. FAS pension expense is lower due to higher discount rates used to calculate the Corporation’s qualified defined benefit obligations and net periodic benefit cost and the impacts of the June 2014 plan amendments to certain of its defined benefit plans. CAS pension cost is lower due to the effect of using a higher interest rate required by the HATFA. The HATFA was enacted on Aug. 8, 2014 and extends the methodology in the Moving Ahead for Progress in the 21st Century Act of 2012 (MAP-21) to calculate the interest rate assumption. The effect of adopting the HATFA reduced the Corporation’s CAS pension cost by approximately $55 million (including about $35 million related to the first six months of 2014) in the third quarter of 2014.

[2] Discontinued operations for the third quarter and first nine months of 2013 include a benefit resulting from the resolution of certain tax matters related to a business sold prior to 2013.

[3] The Corporation made contributions to its defined benefit pension trust of $485 million and $1.0 billion during the third quarter and first nine months of 2014, respectively, compared to $750 million and $1.5 billion during the third quarter and first nine months of 2013, respectively. Additionally, the Corporation made net tax payments of $451 million and $1.0 billion during the third quarter and first nine months of 2014, respectively, compared to $247 million and $387 million during the third quarter and first nine months of 2013, respectively.

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2014 Financial Outlook

The following table and other sections of this news release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law and restructuring activities (including special items) until such items have been consummated or enacted. For additional factors that may impact the Corporation’s actual results, refer to the “Forward-Looking Statements” section contained in this news release.

(in millions, except per share data)	Current Update	July 2014

Orders	$41,500 – $43,000	$41,500 – $43,000

Net sales	~$45,000	$44,000 – $45,500

Business segment operating profit	~$5,500	$5,375 – $5,525
FAS/CAS pension income[1]	~375	~445
Other, net	~(275)	~(345)
Consolidated operating profit	~$5,600	$5,475 – $5,625

Diluted earnings per share	~$11.15	$10.85 – $11.15

Cash from operations[2]	≥ $3,800	≥ $4,800

1   FAS/CAS pension income in the Current Update reflects lower CAS pension cost of approximately $70 million due to the effect of using a higher interest rate required by the HATFA, of which about $55 million was recognized in the third quarter of 2014.

[2] Cash from operations in the Current Update includes the effect of $1.0 billion of incremental pension contributions anticipated in the fourth quarter of 2014.

2015 Financial Trends

The Corporation expects 2015 net sales will decline at a low single digit rate from 2014 levels and that total business segment operating margin will be in the 11.5 percent to 12.0 percent range. The Corporation’s preliminary outlook for 2015 assumes the U.S. Government continues to support and fund its key programs, consistent with the continuing resolution funding measure through Dec. 11, 2014, and the U.S. Government approves budget legislation for government fiscal year (GFY) 2015 consistent with the President’s proposed budget. Changes in circumstances may require the Corporation to revise its assumptions, which could materially change its current estimate of 2015 net sales and operating margin.

The Corporation expects 2015 FAS/CAS pension income of approximately $650 million assuming a 4.25 percent discount rate at the end of 2014, the same rate used for the re-measurement of its defined benefit pension obligations in June 2014, an 8.00 percent actual return on plan assets in 2014, and incremental pension contributions of $1.0 billion anticipated in the fourth quarter of 2014, among other assumptions. The

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Corporation does not expect to make contributions to its qualified defined benefit pension plans in 2015 through 2017. A change of plus or minus 25 basis points to the assumed discount rate, with all other assumptions held constant, would result in an incremental increase or decrease of approximately $120 million to the estimated 2015 FAS/CAS pension income. The Corporation will finalize the postretirement benefit plan assumptions and determine the 2014 actual return on plan assets on Dec. 31, 2014. The final assumptions and actual investment returns for 2014 may differ materially from those discussed above.

Cash Deployment Activities

The Corporation’s cash deployment activities in the third quarters of 2014 and 2013 consisted of the following:

•	repurchasing 2.6 million shares for $446 million during the third quarter of 2014, compared to 4.9 million shares for $607 million during the third quarter of 2013;
•	paying cash dividends of $421 million during the third quarter of 2014, compared to $370 million during the third quarter of 2013;
•	making contributions to its pension trust of $485 million during the third quarter of 2014, compared to $750 million during the third quarter of 2013;
•	paying $450 million for acquisitions of businesses and investments in affiliates during the third quarter of 2014, compared to $203 million during the third quarter of 2013; and
•	making capital expenditures of $203 million during the third quarter of 2014, compared to $209 million during the third quarter of 2013.

On Sept. 25, 2014, the Board of Directors approved a $2.0 billion increase to the Corporation’s share repurchase program. Inclusive of this increase, the total remaining authorization for future common share repurchases under the program was $3.9 billion as of Sept. 28, 2014. The Corporation anticipates at least $2.0 billion of share repurchases in 2015, subject to market conditions and management’s discretion.

On Sept. 25, 2014, the Corporation increased its quarterly dividend 13 percent, or $0.17 per share, to $1.50 per share beginning with the payment to be made on Dec. 26, 2014 to stockholders of record as of the close of business on Dec. 1, 2014.

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Segment Results

The Corporation operates in five business segments: Aeronautics, Information Systems & Global Solutions (IS&GS), Missiles and Fire Control (MFC), Mission Systems and Training (MST) and Space Systems. The Corporation organizes its business segments based on the nature of the products and services offered.

Operating profit for the business segments includes the Corporation’s share of earnings or losses from equity method investees because the operating activities of the equity method investees are closely aligned with the operations of the Corporation’s business segments. United Launch Alliance (ULA), which is part of the Space Systems business segment, is the Corporation’s primary equity method investee. Operating profit of the Corporation’s business segments excludes the FAS/CAS pension adjustment, which represents the difference between total pension expense recorded in accordance with GAAP (FAS) and pension costs recoverable on U.S. Government contracts as determined in accordance with U.S. Government Cost Accounting Standards (CAS); expense for stock-based compensation; the effects of items not considered part of management’s evaluation of segment operating performance, such as charges related to significant severance actions and goodwill impairments; gains or losses from divestitures; the effects of certain legal settlements; corporate costs not allocated to the Corporation’s business segments; and other miscellaneous corporate activities.

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract.

In addition, comparability of the Corporation’s segment sales, operating profit and operating margins may be impacted by changes in profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated total costs to complete and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and margins may also be impacted, favorably or unfavorably, by other items. Favorable items may include the positive resolution of contractual matters, cost recoveries on restructuring charges and insurance recoveries. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; and significant asset impairments. Segment operating profit and items such as risk retirements, reductions of profit booking rates or other matters are presented net of state income taxes.

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The following table presents summary operating results of the Corporation’s five business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 28, 2014	Sept. 29, 2013	Sept. 28, 2014	Sept. 29, 2013
Net sales
Aeronautics	$3,544	$3,632	$10,785	$10,225
Information Systems & Global Solutions	1,949	2,059	5,800	6,266
Missiles and Fire Control	1,908	2,003	5,666	6,034
Mission Systems and Training	1,679	1,698	5,078	5,298
Space Systems	2,034	1,955	5,741	6,002
Total net sales	$11,114	$11,347	$33,070	$33,825

Operating profit
Aeronautics	$362	$412	$1,208	$1,198
Information Systems & Global Solutions	175	187	524	570
Missiles and Fire Control	335	356	1,038	1,081
Mission Systems and Training	193	216	628	692
Space Systems	281	284	783	790
Total business segment operating profit	1,346	1,455	4,181	4,331
Unallocated, net
FAS/CAS pension adjustment
FAS pension expense	(258)	(487)	(885)	(1,461)
Less: CAS pension cost	342	366	1,140	1,099
FAS/CAS pension income (expense)	84	(121)	255	(362)
Special item - Severance charges	–	–	–	(30)
Stock-based compensation	(31)	(38)	(128)	(150)
Other, net	(7)	(42)	(58)	(118)
Total unallocated, net	46	(201)	69	(660)
Total consolidated operating profit	$1,392	$1,254	$4,250	$3,671

The Corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments and other items, represented approximately 30 percent of total segment operating profit in the third quarter of 2014 compared to approximately 35 percent of total segment operating profit in the third quarter of 2013.

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Aeronautics

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 28, 2014	Sept. 29, 2013	Sept. 28, 2014	Sept. 29, 2013
Net sales	$3,544	$3,632	$10,785	$10,225
Operating profit	$362	$412	$1,208	$1,198
Operating margins	10.2%	11.3%	11.2%	11.7%

Aeronautics’ net sales for the third quarter of 2014 decreased $88 million, or 2 percent, compared to the same period in 2013. The decrease was primarily attributable to lower net sales of approximately $225 million for the C-130 program due to fewer deliveries (five aircraft delivered in the third quarter of 2014 compared to eight delivered in the same period of 2013) and lower sustainment activities; about $80 million for the F-35 development contract due to lower volume; and approximately $30 million for other sustainment activities due to lower volume. The decreases were partially offset by higher net sales of approximately $130 million for F-35 production contracts due to increased volume, partially offset by lower risk retirements; and approximately $115 million for various other programs due to increased volume.

Aeronautics’ operating profit for the third quarter of 2014 decreased $50 million, or 12 percent, compared to the same period in 2013. The decrease was primarily attributable to lower operating profit of approximately $50 million for the C-130 program due to lower risk retirements and fewer aircraft deliveries; about $40 million for other sustainment activities due to lower risk retirements and lower volume; and approximately $30 million due to reserves recorded for contractual matters. The decreases were partially offset by higher operating profit of about $35 million for the C-5 program due to the absence in the third quarter of 2014 of the downward revision in the profit booking rate that occurred in the third quarter of 2013; and approximately $40 million for various other programs and equity earnings from a joint venture. Operating profit was comparable for the F-35 development contract. Operating profit was comparable for F-35 production contracts due to increased volume offset by lower risk retirements. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $65 million lower for the third quarter of 2014 compared to the same period in 2013.

Information Systems & Global Solutions

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 28, 2014	Sept. 29, 2013	Sept. 28, 2014	Sept. 29, 2013
Net sales	$1,949	$2,059	$5,800	$6,266
Operating profit	$175	$187	$524	$570
Operating margins	9.0%	9.1%	9.0%	9.1%

IS&GS’ net sales for the third quarter of 2014 decreased $110 million, or 5 percent, compared to the same period in 2013. The decrease was primarily attributable to lower net sales of approximately $150 million due to the wind-down or completion of certain programs (primarily command and control programs); and about

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$60 million due to a decline in volume for various programs, which reflects lower funding levels and programs impacted by in-theater force reductions. The decreases were partially offset by higher net sales of about $100 million due to the start-up of new programs, growth in recently awarded programs and integration of recently acquired companies.

IS&GS’ operating profit for the third quarter of 2014 decreased $12 million, or 6 percent, compared to the same period in 2013. The decrease was primarily attributable to the activities mentioned above for sales. Adjustments not related to volume, including net profit booking rate adjustments, for the third quarter of 2014 were comparable to the same period in 2013.

Missiles and Fire Control

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 28, 2014	Sept. 29, 2013	Sept. 28, 2014	Sept. 29, 2013
Net sales	$1,908	$2,003	$5,666	$6,034
Operating profit	$335	$356	$1,038	$1,081
Operating margins	17.6%	17.8%	18.3%	17.9%

MFC’s net sales for the third quarter of 2014 decreased $95 million, or 5 percent, compared to the same period in 2013. The decrease was primarily attributable to lower net sales of approximately $95 million for various technical services programs due to lower volume reflecting market pressures; and about $70 million for tactical missile programs due to fewer missile and launcher deliveries (including the Guided Multiple Launch Rocket System). The decreases were partially offset by higher net sales of about $60 million for various programs due to increased volume. Net sales for air and missile defense programs were comparable as increased volume for Terminal High-Altitude Area Defense was offset by fewer deliveries for the Patriot Advanced Capability-3 program.

MFC’s operating profit for the third quarter of 2014 decreased $21 million, or 6 percent, compared to the same period in 2013. The decrease was primarily attributable to lower operating profit of approximately $20 million for various technical services programs due to lower volume and reserves recorded on certain programs. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $15 million lower for the third quarter of 2014 compared to the same period in 2013.

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Mission Systems and Training

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 28, 2014	Sept. 29, 2013	Sept. 28, 2014	Sept. 29, 2013
Net sales	$1,679	$1,698	$5,078	$5,298
Operating profit	$193	$216	$628	$692
Operating margins	11.5%	12.7%	12.4%	13.1%

MST’s net sales for the third quarter of 2014 decreased $19 million, or 1 percent, compared to the same period in 2013. The decrease was primarily attributable to lower net sales of approximately $30 million for ship and aviation systems programs due to lower volume (primarily the Merlin Capability Sustainment Program). The decrease was partially offset by higher net sales of approximately $25 million for undersea systems programs due to higher volume.

MST’s operating profit for the third quarter of 2014 decreased $23 million, or 11 percent, compared to the same period in 2013. The decrease was primarily attributable to lower operating profit of approximately $35 million for integrated warfare systems and sensor programs due to lower risk retirements (primarily radar surveillance programs). Adjustments not related to volume, including net profit booking rate adjustments, were approximately $20 million lower for the third quarter of 2014 compared to the same period in 2013.

Space Systems

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 28, 2014	Sept. 29, 2013	Sept. 28, 2014	Sept. 29, 2013
Net sales	$2,034	$1,955	$5,741	$6,002
Operating profit	$281	$284	$783	$790
Operating margins	13.8%	14.5%	13.6%	13.2%

Space Systems’ net sales for the third quarter of 2014 increased $79 million, or 4 percent, compared to the same period in 2013. The increase was primarily attributable to higher net sales of approximately $145 million for commercial space transportation programs due to launch-related activities; and about $70 million for the Orion program due to increased volume. The increases were partially offset by lower net sales of approximately $140 million for government satellite programs due to lower volume (primarily the Advanced Extremely High Frequency (AEHF) program).

Space Systems’ operating profit for the third quarter of 2014 was comparable to the same period in 2013. Operating profit decreased by approximately $30 million for government satellite programs due to lower volume and risk retirements (primarily AEHF). Operating profit increased by approximately $20 million due to higher equity earnings for joint ventures. Adjustments not related to volume, including net profit booking

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rate adjustments, were approximately $15 million lower for the third quarter of 2014 compared to the same period in 2013.

Total equity earnings (primarily ULA) recognized by Space Systems represented approximately $90 million, or 32 percent, of this business segment’s operating profit for the third quarter of 2014, compared to approximately $70 million, or 25 percent, for the third quarter of 2013.

Income Taxes

The Corporation’s effective income tax rates were 32.3 percent and 28.2 percent for the third quarter of 2014 and 2013, respectively. The rates for both periods benefited from tax deductions for U.S. manufacturing activities and for dividends paid to the Corporation’s defined contribution plans with an employee stock ownership plan feature. The effective tax rate for the third quarter of 2014 was higher primarily due to the benefit of research and development tax credits recognized in the third quarter of 2013. The credit expired on Dec. 31, 2013 and, therefore, will not be recognized in 2014 unless and until legislation is enacted.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 113,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s net sales for 2013 were $45.4 billion.

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MEDIA RELATIONS CONTACT:	Gordon Johndroe, 301-897-6357
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301-897-6584

Website: www.lockheedmartin.com

Conference Call Information

Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11:00 a.m. ET on Oct. 21, 2014. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the Corporation’s website at: www.lockheedmartin.com/investor.

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify

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forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•	the availability of funding for the Corporation’s products and services both domestically and internationally due to general economic conditions, performance, cost or other factors;
•	the Corporation’s dependence on U.S. Government contracts (e.g., the F-35 program);
•	changes in domestic and international customer priorities and requirements (including declining budgets resulting from general economic conditions; affordability initiatives; the potential for deferral or termination of awards; the implementation of automatic sequestration under the Budget Control Act of 2011 or Congressional actions intended to replace sequestration; U.S. Government operations under a continuing resolution; or any future shutdown of U.S. Government operations) and the success of the Corporation’s strategy to mitigate some of these risks by focusing on expanding into adjacent markets close to the Corporation’s core capabilities and growing international sales;
•	lower demand for the Corporation’s services due to improved product field performance requiring less service support; lower in-theater support as troop levels are drawn down; and increased re-competition coupled with the fragmentation of large contracts into multiple smaller contracts that are awarded primarily on the basis of price;
•	the accuracy of the Corporation’s estimates and assumptions including those as to schedule, cost, technical and performance issues under its contracts, cash flow, actual returns (or losses) on pension plan assets, movements in interest rates and other changes that may affect pension plan assumptions;
•	the ability to implement, pace and effect capitalization changes such as share repurchase activity and accelerated pension funding, and the effect of stock option exercises or debt levels;
•	difficulties in developing and producing operationally advanced technology systems, cyber security or other security threats, information technology failures, natural disasters, public health crises or other disruptions;
•	the timing and customer acceptance of product deliveries;
•	materials availability and the performance of key suppliers, teammates, venture partners, subcontractors and customers;
•	charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets;
•	the future effect of legislation, rulemaking and changes in accounting, tax, defense procurement, changes in policy, interpretations, or challenges to the allowability and recovery of costs incurred under government cost accounting standards, export policy, changes in contracting policy and contract mix;
•	the future impact of acquisitions or divestitures, ventures, teaming arrangements or internal reorganizations;
•	compliance with laws and regulations, the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and the cost of completing environmental remediation efforts), and U.S. Government identification of deficiencies in the Corporation’s business systems;

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•	the competitive environment for the Corporation’s products and services, export policies, and potential for delays in procurement due to bid protests;
•	the Corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services including difficulties associated with moving or consolidating operations; providing for the orderly transition of management; attracting and retaining key personnel or the transfer of critical knowledge to the extent the Corporation loses key personnel through wage competition, normal attrition (including retirement) and specific actions such as workforce reductions; and supply chain management; and
•	economic, business and political conditions domestically and internationally (including potential impacts resulting from the continuing tension between the international community and Russia over Ukraine) and the Corporation’s increased reliance on securing international and adjacent business.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the Corporation’s filings with the SEC including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2013 and its 2014 quarterly reports on Form 10-Q. The Corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The Corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, the forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the Corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

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Lockheed Martin Corporation

Consolidated Statements of Earnings1

(unaudited; in millions, except per share data)

	Quarters Ended		Nine Months Ended
	Sept. 28, 2014	Sept. 29, 2013	Sept. 28, 2014	Sept. 29, 2013

Net sales	$11,114	$11,347	$33,070	$33,825
Cost of sales	(9,839)	(10,163)	(29,083)	(30,376)
Gross profit	1,275	1,184	3,987	3,449
Other income, net	117	70	263	222
Operating profit	1,392	1,254	4,250	3,671
Interest expense	(82)	(84)	(253)	(264)
Other non-operating income, net	1	3	3	2
Earnings from continuing operations before income taxes	1,311	1,173	4,000	3,409
Income tax expense	(423)	(331)	(1,290)	(947)
Net earnings from continuing operations	888	842	2,710	2,462
Net earnings from discontinued operations[2]	-	31	-	31
Net earnings	$888	$873	$2,710	$2,493
Effective tax rate	32.3%	28.2%	32.3%	27.8%

Earnings per common share
Basic
Continuing operations	$2.81	$2.62	$8.54	$7.66
Discontinued operations[2]	-	0.10	-	0.10
Basic earnings per common share	$2.81	$2.72	$8.54	$7.76

Diluted
Continuing operations	$2.76	$2.57	$8.39	$7.54
Discontinued operations[2]	-	0.09	-	0.09
Diluted earnings per common share	$2.76	$2.66	$8.39	$7.63

Weighted average shares outstanding
Basic	316.3	321.3	317.4	321.3
Diluted	321.8	327.5	323.0	326.6

Common shares reported in stockholders' equity at end of period			314	318

[1]	The Corporation closes its books and records on the last Sunday of the calendar quarter, which was on Sept. 28 for the third quarter of 2014 and Sept. 29 for the third quarter of 2013, to align its financial closing with its business processes. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the Corporation's fiscal year ends on Dec. 31.

[2]	Discontinued operations for the third quarter and first nine months of 2013 include a benefit resulting from the resolution of certain tax matters related to a business sold prior to 2013.

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Lockheed Martin Corporation

Business Segment Summary Operating Results

(unaudited; in millions)

	Quarters Ended				Nine Months Ended
	Sept. 28, 2014	Sept. 29, 2013	% Change		Sept. 28, 2014	Sept. 29, 2013	% Change
Net sales
Aeronautics	$3,544	$3,632	(2)%		$10,785	$10,225	5%
Information Systems & Global Solutions	1,949	2,059	(5)%		5,800	6,266	(7)%
Missiles and Fire Control	1,908	2,003	(5)%		5,666	6,034	(6)%
Mission Systems and Training	1,679	1,698	(1)%		5,078	5,298	(4)%
Space Systems	2,034	1,955	4%		5,741	6,002	(4)%
Total net sales	$11,114	$11,347	(2)%		$33,070	$33,825	(2)%

Operating profit
Aeronautics	$362	$412	(12)%		$1,208	$1,198	1%
Information Systems & Global Solutions	175	187	(6)%		524	570	(8)%
Missiles and Fire Control	335	356	(6)%		1,038	1,081	(4)%
Mission Systems and Training	193	216	(11)%		628	692	(9)%
Space Systems	281	284	(1)%		783	790	(1)%
Total business segment operating profit	1,346	1,455	(7)%		4,181	4,331	(3)%
Unallocated, net
FAS/CAS pension adjustment
FAS pension expense	(258)	(487)			(885)	(1,461)
Less: CAS pension cost	342	366			1,140	1,099
FAS/CAS pension income (expense)	84	(121)			255	(362)
Special item - severance charges	-	-			-	(30)
Stock-based compensation	(31)	(38)			(128)	(150)
Other, net	(7)	(42)			(58)	(118)
Total unallocated, net	46	(201)	N/	M	69	(660)	N/	M
Total consolidated operating profit	$1,392	$1,254	11%		$4,250	$3,671	16%

Operating margins
Aeronautics	10.2%	11.3%			11.2%	11.7%
Information Systems & Global Solutions	9.0%	9.1%			9.0%	9.1%
Missiles and Fire Control	17.6%	17.8%			18.3%	17.9%
Mission Systems and Training	11.5%	12.7%			12.4%	13.1%
Space Systems	13.8%	14.5%			13.6%	13.2%
Total business segment operating margins	12.1%	12.8%			12.6%	12.8%

Total consolidated operating margins	12.5%	11.1%			12.9%	10.9%

14

Lockheed Martin Corporation

Consolidated Balance Sheets

(unaudited; in millions, except par value)

	Sept. 28, 2014	Dec. 31, 2013
Assets
Current assets
Cash and cash equivalents	$2,963	$2,617
Receivables, net	6,081	5,834
Inventories, net	2,898	2,977
Deferred income taxes	1,183	1,088
Other current assets	559	813
Total current assets	13,684	13,329

Property, plant, and equipment, net	4,590	4,706
Goodwill	10,774	10,348
Deferred income taxes	2,954	2,850
Other noncurrent assets	4,931	4,955
Total assets	$36,933	$36,188

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$2,000	$1,397
Customer advances and amounts in excess of costs incurred	5,904	6,349
Salaries, benefits, and payroll taxes	1,919	1,809
Other current liabilities	2,310	1,565
Total current liabilities	12,133	11,120

Accrued pension liabilities	9,556	9,361
Other postretirement benefit liabilities	901	902
Long-term debt, net	6,165	6,152
Other noncurrent liabilities	3,604	3,735
Total liabilities	32,359	31,270

Stockholders' equity
Common stock, $1 par value per share	314	319
Additional paid-in capital	-	-
Retained earnings	14,124	14,200
Accumulated other comprehensive loss	(9,864)	(9,601)
Total stockholders' equity	4,574	4,918
Total liabilities and stockholders' equity	$36,933	$36,188

15

Lockheed Martin Corporation

Consolidated Statements of Cash Flows

(unaudited; in millions)

	Nine Months Ended
	Sept. 28, 2014	Sept. 29, 2013

Operating activities
Net earnings	$2,710	$2,493
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	726	704
Stock-based compensation	128	150
Special item - severance charges	-	30
Changes in assets and liabilities
Receivables, net	(231)	(310)
Inventories, net	66	18
Accounts payable	596	(119)
Customer advances and amounts in excess of costs incurred	(458)	(157)
Postretirement benefit plans	(96)	(20)
Income taxes	270	690
Other, net	356	129
Net cash provided by operating activities[1]	4,067	3,608

Investing activities
Capital expenditures	(456)	(491)
Acquisitions of businesses and investments in affiliates	(622)	(266)
Other, net	14	(27)
Net cash used for investing activities	(1,064)	(784)

Financing activities
Repurchases of common stock	(1,676)	(1,533)
Proceeds from stock option exercises	278	749
Dividends paid	(1,286)	(1,112)
Repayments of long-term debt	-	(150)
Other, net	27	(15)
Net cash used for financing activities	(2,657)	(2,061)

Net change in cash and cash equivalents	346	763
Cash and cash equivalents at beginning of period	2,617	1,898
Cash and cash equivalents at end of period	$2,963	$2,661

[1]	The Corporation made contributions to its defined benefit pension trust of $1.0 billion during the first nine months of 2014, compared to $1.5 billion during the first nine months of 2013. Additionally, the Corporation made net tax payments of $1.0 billion during the first nine months of 2014, compared to $387 million during the first nine months of 2013.

16

Lockheed Martin Corporation

Consolidated Statement of Stockholders' Equity

(unaudited; in millions)

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity

Balance at Dec. 31, 2013	$319	$-	$14,200	$(9,601)	$4,918
Net earnings	-	-	2,710	-	2,710
Other comprehensive loss, net of tax[1]	-	-	-	(263)	(263)
Repurchases of common stock	(10)	(643)	(1,023)	-	(1,676)
Dividends declared[2]	-	-	(1,763)	-	(1,763)
Stock-based awards and ESOP activity	5	643	-	-	648
Balance at Sept. 28, 2014	$314	$-	$14,124	$(9,864)	$4,574

[1]	The Corporation recognized a non-cash, after-tax decrease to stockholders’ equity of $735 million, as a result of the re-measurements of the assets and benefit obligations related to substantially all of its defined benefit pension plans in the second quarter of 2014. This decrease primarily was due to the incorporation of the new participant longevity assumptions (also known as mortality), a reduction in the discount rate from 4.75% at Dec. 31, 2013 to 4.25% at the re-measurement date, partially offset by the impact of the amendments of certain of the Corporation's qualified and nonqualified defined benefit pension plans for non-union employees to freeze future retirement benefits. Partially offsetting the re-measurement decrease was an increase of $520 million related to the recognition of previously deferred amounts.

[2]	Represents dividends of $1.33 per share declared during each of the first, second and third quarters of 2014. Additionally, includes dividends of $1.50 per share declared in the third quarter of 2014 and payable in the fourth quarter of 2014.

17

Lockheed Martin Corporation

Operating Data

(unaudited; in millions, except aircraft deliveries)

Backlog	Sept. 28, 2014	Dec. 31, 2013
Aeronautics	$23,300	$28,000
Information Systems & Global Solutions	8,000	8,300
Missiles and Fire Control	12,800	15,000
Mission Systems and Training	12,200	10,800
Space Systems	20,200	20,500
Total backlog	$76,500	$82,600

	Quarters Ended		Nine Months Ended
Aircraft Deliveries	Sept. 28, 2014	Sept. 29, 2013	Sept. 28, 2014	Sept. 29, 2013
F-16	3	2	11	9
F-35	8	10	22	22
C-130J	5	8	16	19
C-5	2	1	6	2

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